UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2014

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36344	59-3564984
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 18, 2014, Ignyta, Inc.’s wholly-owned subsidiary Ignyta Operating, Inc. (“Ignyta”) entered into the Third Amendment (the “Amendment”) to the Lease dated February 13, 2013, as amended (the “Existing Lease,” and as amended by the Amendment, the “Lease”), with BMR-Coast 9 LP (“BMR”) to lease approximately 8,219 rentable square feet of office and laboratory space in Suite A (“Suite A”) of the building located at 11095 Flintkote Avenue, San Diego, California 92121 (the “11095 Building”) and approximately 11,710 rentable square feet of office and laboratory space in the building located at 11111 Flintkote Avenue, San Diego, California 92121 (the “11111 Building”). The Existing Lease relates to the lease by Ignyta of approximately 4,074 rentable square feet of office and laboratory space in Suite D of the 11095 Building (“Suite D”), which space will continue to be leased by Ignyta under the Lease. The lease term with respect to Suite A and the terms of the Amendment with respect to Suite D will commence on May 1, 2014, and the lease term with respect to the 11111 Building will commence on the date that BMR delivers the premises to Ignyta after tenant improvements have been completed (the “Lease Commencement Date”), which date the parties estimate to be on or around November 17, 2014.

The Lease will expire 60 months after the Lease Commencement Date, with Ignyta having options to extend the term for two additional terms of three years as to any or all of Suite A, Suite D and the 11111 Building at the then-current fair market rental rate (as defined in the Amendment). During the term and so long as Ignyta is leasing all of Suite A, Suite D and the 11111 Building, Ignyta has a right of first offer to lease any or all of the additional rentable square feet in the 11095 Building for which BMR is seeking a tenant, at the rental rate defined in the Lease, with the term of such extension being the same as the term of the Lease.

Ignyta will have a one-time option to terminate the Lease (the “Termination Option”) effective as of the end of the 36th month after the Lease Commencement Date, subject to the payment of a termination fee defined in the Amendment. In the event Ignyta exercises this termination option, Ignyta will not enter into any lease agreement with any third party for space in San Diego County unless Ignyta provides BMR the opportunity to propose to lease to Ignyta alternative premises and negotiates in good faith with BMR with respect to such alternative premises.

The initial monthly rent for each of Suite A, Suite D and the 11111 Building will be $2.47 per rentable square foot. However, the first three month’s rent for Suite D under the Amendment, the first five month’s rent for Suite A and the first five month’s rent for the 11111 Building will be abated, provided in each case that Ignyta is not in default of the Lease. The monthly rent will increase by 3.0% on May 1 of each year. Ignyta has also provided to BMR an additional security deposit of $50,000, bringing the total security deposit under the Lease to a total of $59,270.75.

BMR will be responsible for completing tenant improvements in Suite D, Suite A and the 11111 Building. The costs of such tenant improvements will be borne by BMR unless such costs are in excess of an aggregate tenant improvement allowance of $2,341,741.40 and caused by Ignyta or force majeure events.

If the Lease Commencement Date has not occurred by November 30, 2014 (subject to extension for delays caused by Ignyta or force majeure events), then BMR shall provide Ignyta with one day of additional rent abatement for each day that the commencement of the Lease is delayed, other than due to delays caused by Ignyta or force majeure events.

If the Lease Commencement Date has not occurred by February 15, 2015 (subject to extension for delays caused by Ignyta or force majeure events), then the Lease term shall be deemed to expire on November 17, 2019 (subject to extension for any delays caused by Ignyta or force majeure events), and any exercise by Ignyta of the Termination Option will be effective as of end of the 36th month after such date.

If the Lease Commencement Date has not occurred by May 16, 2015 (subject to extension for delays caused by Ignyta or force majeure events), then Ignyta may terminate the Lease with respect to the 11111 Building, after which neither party will have any liability to the other with respect to such premises.

Under the Lease, Ignyta will be responsible for a pro rata share of BMR’s operating expenses for the Coast 9 project of which the 11095 Building and the 11111 Building are a part. However, increases in controllable operating expenses (as defined in the Lease) will be capped at 5% on a calendar year over calendar year basis. Ignyta will also be responsible for utilities it uses in the leased premises.

The Lease contains customary default provisions allowing BMR to terminate the Lease, among other remedies, if Ignyta fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of Ignyta.

Ignyta intends to use the 11111 Building as its new corporate headquarters once the tenant improvements have been completed.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Third Amendment to Lease between Ignyta Operating, Inc. and BMR-Coast 9 LP dated April 18, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2014	IGNYTA, INC.

By: /s/ Jonathan E. Lim, M.D. Name: Jonathan E. Lim, M.D. Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Lease between Ignyta Operating, Inc. and BMR-Coast 9 LP dated April 18, 2014.

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